EXHIBIT 99.1
For Immediate Release
April 29, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces First Quarter 2026 Results and Adds $30 million to its Committed Pipeline of Build-to-Suit Developments
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the year and quarter ended March 31, 2026.
MANAGEMENT COMMENTARY
“We are off to a great start for the year, delivering 5.6% year-over-year AFFO growth during the quarter," said John Moragne, BNL's Chief Executive Officer. "We strengthened our committed build-to-suit pipeline, invested over $60 million in high yielding stabilized acquisitions, and realized no lost rent, highlighting another quarter of diligent execution across the organization. We remain focused on adding to our growing pipeline of build-to-suits and driving long-term sustainable shareholder value."
FIRST QUARTER 2026 HIGHLIGHTS

OPERATING RESULTS	•Generated net income of $46.4 million, or $0.24 per diluted share.
•Generated AFFO of $76.9 million, or $0.38 per diluted share, representing a 5.6% increase compared to the previous year.
•Achieved same store rental revenue growth of 2.8% compared to the previous year, driven by strong contractual rent increases and leasing activity in prior periods.
•Incurred $10.3 million of general and administrative expenses, representing a 7.0% increase compared to the same period in the prior year. Incurred core general and administrative expenses of $7.8 million, which excludes $2.5 million of stock-based compensation, representing a 5.4% increase compared to the same period in the prior year.

•Collected 100.0% of base rents due for the quarter for all properties under lease.
•During the quarter, following the previously announced assumption by Gardner White of all six former American Signature sites, we entered into a new 10-year master lease covering all six locations.
INVESTMENT & DISPOSITION ACTIVITY
•During the first quarter, invested $171.9 million, including $61.2 million in new property acquisitions, $99.4 million in build-to-suit developments, including $21.4 million for two new build-to-suit developments started during the quarter, $10.4 million in transitional capital, and $0.9 million revenue generating capital expenditures. The completed acquisition and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 9.0%, 4.1 years, and 0.8%, respectively, and the completed acquisition had a weighted average straight-line yield of 9.4%. For additional information, please reference the Real Estate Portfolio and Investment Update section below.

•As of the date of this release, we have a total of approximately $179.8 million in remaining estimated investments for build-to-suit developments to be funded through the fourth quarter of 2026. Additionally, we have $5.4 million of commitments to fund revenue generating capital expenditures with existing tenants.

•During the first quarter, we sold one property for gross proceeds of $12.1 million at a capitalization rate of 5.6%. Subsequent to quarter-end, we sold three properties for gross proceeds of $54.8 million.

CAPITAL MARKETS ACTIVITY
•During the first quarter of 2026, we sold, on a forward basis, 3,718,219 shares of our common stock at a weighted average gross price per share of $19.13 for estimated gross proceeds of approximately $71.1 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. These sales may be settled, at our discretion, at any time prior to December 2026. After considering the shares sold subject to forward sale agreements we have $281.0 million of capacity remaining under the ATM Program as of March 31, 2026.

•Declared a quarterly dividend of $0.2925 per share.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Revenues	$121,401	$118,295	$108,690

Net income, including non-controlling interests	$46,392	$35,028	$17,493
Net earnings per share – diluted	$0.24	$0.17	$0.09

FFO	$80,697	$73,010	$72,627
FFO per share	$0.40	$0.37	$0.37

Core FFO	$79,251	$77,699	$75,280
Core FFO per share	$0.40	$0.39	$0.38

AFFO	$76,850	$75,846	$71,812
AFFO per share	$0.38	$0.38	$0.36

Diluted Weighted Average Shares Outstanding	199,754	197,935	196,898
FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
REAL ESTATE PORTFOLIO AND INVESTMENT UPDATE
As of March 31, 2026, we owned a diversified portfolio of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 41.9 million rentable square feet of operational space. As of March 31, 2026, all but two of our properties were subject to a lease, and our properties were occupied by 209 different commercial tenants, with no single tenant accounting for more than 3.8% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.8% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of March 31, 2026, was 9.5 years and 2.1%, respectively.
During the quarter, we invested $61.2 million in a 60-acre industrial campus approximately 20-miles north of Boston, Massachusetts, tenanted by Charles River Laboratories, a leading global pharmaceutical and biotechnology contract research organization. The sale leaseback investment includes: a long-term, 12-year net lease with initial cash rents of $1.5 million and annual rent increases of 3.0%, and a short-term, 1-year net lease with cash rents of $4.0 million, for a blended 9.0% initial cash cap rate and 4.0 years of weighted average lease term. We intend to redevelop approximately 48-acres of the 60-acre campus that are subject to the short-term lease in partnership with the Sansone Group as part of our build-to-suit development program. Additionally, we reached stabilization on the second of two maintenance, repair and overhaul hangars, commonly referred to as MROs, at Dayton International Airport, supporting Sierra Nevada Corporation’s work with the U.S. Air Force at nearby Wright-Patterson Air Force Base. Contractual rent commencement for the second facility started on April 1, 2026.
Subsequent to quarter end, we commenced one additional build-to-suit development for Tesla, Inc, with an estimated total project investment of $30.4 million. The project includes a presort battery recycling facility that will be located approximately 3 miles from the Gigafactory in Austin, Texas. We expect the project to reach stabilization in the fourth quarter of 2027.
BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES
As of the March 31, 2026, we had total outstanding debt of $2.7 billion, Net Debt of $2.6 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 6.1x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.8x. We had $591.9 million of available capacity on our unsecured revolving credit facility as of quarter end, and no material maturities until 2027.
During the first quarter, we sold on a forward basis, 3,718,219 shares of common stock at a weighted average gross price per share of $19.13 for estimated gross proceeds of approximately 71,115,296 under our ATM Program, none of which has been settled. In total, on a forward basis, we have sold 4,339,706 of shares common stock at a weighted average gross price per share of $19.02 for estimated gross proceeds of $82.5 million. These sales may be settled, at our discretion, at any time prior to December 31, 2026. As of the date of this release, we have approximately $281.0 million of capacity remaining under our $400 million 2024 ATM Program.
DISTRIBUTIONS
At its April 23, 2026 meeting, our board of directors declared a quarterly dividend of $0.2925 per common share and OP Unit to holders of record as of June 30, 2026, payable on or before July 15, 2026.
BUILD-TO-SUIT DEVELOPMENT PROJECTS
The following table summarizes our in-process and stabilized developments as of April 29, 2026.

Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield [1]
In-process retail:
Sprouts (Bedford, TX)	22	Jul. 2025	Aug. 2026	15.0	0.9%	$9,533	$3,589	$5,944	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.7%	8,129	2,548	5,581	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Nov. 2026	15.0	0.6%	12,393	4,988	7,405	7.1%	7.4%
Academy Sports (Waco, TX)	68	Dec. 2025	Sep. 2026	15.0	0.6%	14,487	6,303	8,184	7.2%	7.5%
Academy Sports (Magnolia, TX)	55	Feb. 2026	Nov. 2026	15.0	0.5%	12,975	3,895	9,080	7.3%	7.5%
In-process industrial:
Southwire (Bremen, GA)	1,178	Dec. 2024	Nov. 2026	10.0	2.8%	115,411	65,292	50,119	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth, GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	49,492	28,750	6.9%	8.3%
AGCO (Visalia, CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,577	16,637	2,940	7.0%	8.5%
Palmer Logistics (Midlothian, TX) [2]	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	24,915	7,148	7.6%	9.2%
Amazon.com Services, LLC (Sarasota, FL)	230	Feb. 2026	May. 2027	15.0	2.3%	49,705	18,822	30,883	7.5%	8.8%
Tesla Inc. (Austin, TX)	130	Apr. 2026	Oct. 2027	12.0	3.0%	30,439	7,622	22,817	6.7%	7.9%

	2,600			12.9	2.5%	382,954	204,103	178,851	7.3%	8.4%
Stabilized industrial:
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	53,625	53,625	—	7.5%	9.3%
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	52,546	51,571	975	7.6%	9.4%
Stabilized retail:
7Brew (Jacksonville, FL)	1	Jun. 2025	Nov. 2025	15.0	1.9%	2,005	2,005	—	8.0%	8.8%

Total / weighted average	2,845			13.4	2.6%	$491,130	$311,304	$179,826	7.4%	8.6%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
2 Development represents our common and preferred equity investments in a consolidated joint venture, and excludes amounts attributed to non-controlling interest holders.

2026 GUIDANCE
For 2026, BNL expects to report AFFO of $1.53 to $1.57 per diluted share, which remains unchanged.
The guidance is based on the following key assumptions:
(i)investments in real estate properties between $500 million and $625 million;
(ii)dispositions of real estate properties between $75 million and $100 million; and
(iii)total core general and administrative expenses between $30 million and $31 million.
Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.
The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.
CONFERENCE CALL AND WEBCAST
The Company will host its earnings conference call and audio webcast on Thursday, April 30, 2026, at 11:00 a.m. Eastern Time.
To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/613304153. If you prefer to listen via phone, U.S. participants may dial: 1-404-975-4839 (toll free) or 1-646-844-6383 (local), access code 797103. International access numbers are viewable here: https://www.netroadshow.com/conferencing/global-numbers?confId=97882.
A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.
About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2026, BNL’s diversified portfolio consisted of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, rent commencement timing, and build-to-suit developments, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026 which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
Notice Regarding Non-GAAP Financial Measures
In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2026	December 31, 2025
Assets
Accounted for using the operating method:
Land	$822,795	$781,117
Land improvements	381,795	373,405
Buildings and improvements	4,173,302	4,118,578
Equipment	15,324	15,281
Total accounted for using the operating method	5,393,216	5,288,381
Less accumulated depreciation	(803,658)	(772,589)
Accounted for using the operating method, net	4,589,558	4,515,792
Accounted for using the direct financing method	25,303	25,497
Accounted for using the sales-type method	14,393	14,405
Property under development	329,260	265,812
Investment in rental property, net	4,958,514	4,821,506
Cash and cash equivalents	20,310	30,540
Accrued rental income	184,668	178,880
Tenant and other receivables, net	3,633	4,404
Prepaid expenses and other assets	56,183	55,910
Interest rate swap, assets	19,975	18,248
Goodwill	339,769	339,769
Intangible lease assets, net	261,975	268,010
Total assets	$5,845,027	$5,717,267

Liabilities and equity
Unsecured revolving credit facility	$397,640	$266,036
Mortgages, net	56,197	56,689
Unsecured term loans, net	994,820	994,219
Senior unsecured notes, net	1,191,143	1,190,738
Interest rate swap, liabilities	637	1,501
Accounts payable and other liabilities	61,738	60,081
Dividends payable	59,884	59,513
Accrued interest payable	21,759	13,502
Intangible lease liabilities, net	39,860	41,527
Total liabilities	2,823,678	2,683,806

Commitments and contingencies (Note 16)

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 191,771 and 191,423 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	48	48
Additional paid-in capital	3,502,465	3,502,380
Cumulative distributions in excess of retained earnings	(630,951)	(620,221)
Accumulated other comprehensive income	20,898	19,788
Total Broadstone Net Lease, Inc. equity	2,892,460	2,901,995
Non-controlling interests	128,889	131,466
Total equity	3,021,349	3,033,461
Total liabilities and equity	$5,845,027	$5,717,267

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive (Loss) Income
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenues
Lease revenues, net	$121,401	$118,295	$108,690

Operating expenses
Depreciation and amortization	41,526	41,768	39,497
Property and operating expense	6,180	6,282	5,488
General and administrative	10,349	9,666	9,672
Provision for impairment of investment in rental properties	—	4,668	16,128
Total operating expenses	58,055	62,384	70,785

Other income (expenses)
Interest income	49	(14)	99
Interest expense	(25,260)	(25,051)	(20,074)
Gain on sale of real estate	7,122	8,371	405
Income taxes	(311)	(392)	(355)
Other income (expenses)	1,446	(3,797)	(487)
Net income	46,392	35,028	17,493
Net income attributable to non-controlling interests	(27)	(1,902)	(750)
Net income attributable to Broadstone Net Lease, Inc.	$46,365	$33,126	$16,743

Weighted average number of common shares outstanding
Basic	190,435	188,480	187,865
Diluted	199,754	197,935	196,898
Net earnings per share attributable to common stockholders
Basic	$0.24	$0.17	$0.09
Basic and Diluted	$0.24	$0.17	$0.09

Comprehensive income (loss)
Net income	$46,392	$35,028	$17,493
Other comprehensive income (loss)
Change in fair value of interest rate swaps	2,591	(849)	(19,892)
Realized loss (gain) on interest rate swaps	31	—	(6)
Comprehensive income (loss)	49,014	34,179	(2,405)
Comprehensive (income) loss attributable to non-controlling interests	(136)	(1,867)	103
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$48,878	$32,312	$(2,302)

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$46,392	$35,028	$17,493
Real property depreciation and amortization	41,443	41,686	39,411
Gain on sale of real estate	(7,122)	(8,371)	(405)
Provision for impairment of investment in rental properties	—	4,667	16,128
FFO adjustment allocable to joint venture noncontrolling interests	$(16)	$—	$—
FFO	$80,697	$73,010	$72,627
Net write-offs of accrued rental income	—	1,103	2,228
Other non-core income from real estate transactions	—	(211)	(63)
Cost of debt extinguishment	—	—	165
Severance and employee transition costs	—	—	1
Other (income) expenses [1]	(1,446)	3,797	322
Core FFO	$79,251	$77,699	$75,280
Straight-line rent adjustment	(5,630)	(5,140)	(5,907)
Adjustment to provision for credit losses	—	—	—
Amortization of debt issuance costs	1,627	1,566	1,237
Non-capitalized transaction costs	6	157	117
Realized gain or loss on interest rate swaps and other non-cash interest expense	45	14	2
Amortization of lease intangibles	(1,015)	(1,017)	(1,064)
Stock-based compensation	2,566	2,492	2,147
Deferred taxes	$—	$75	$—
AFFO	$76,850	$75,846	$71,812
Diluted weighted average shares outstanding [2]	199,754	197,935	196,898
Net earnings per diluted share [3]	$0.24	$0.17	$0.09
FFO per diluted share [3]	0.40	0.37	0.37
Core FFO per diluted share [3]	0.40	0.39	0.38
AFFO per diluted share [3]	0.38	0.38	0.36

1Amount includes $1.4 million, ($1.3) million, and ($0.3) million of unrealized foreign exchange gain (loss) for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively, primarily associated with our Canadian dollar denominated revolving borrowings. Amount includes a $2.5 million write-off of a non-real estate note receivable during the year ended December, 31, 2025.
2Excludes 1,084,415, 1,070,383 and 1,016,888 weighted average shares of unvested restricted common stock for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
3Excludes $0.3 million from the numerator for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.
We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.
We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishments, lease termination fees and other non-core income from real estate transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.
Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.
FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025:

	For the Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$46,392	$35,028	$17,493
Depreciation and amortization	41,526	41,768	39,497
Interest expense	25,260	25,051	20,074
Income taxes	311	392	355
EBITDA	$113,489	$102,239	$77,419
Provision for impairment of investment in rental properties	—	4,667	16,128
Gain on sale of real estate	(7,122)	(8,371)	(405)
EBITDAre	$106,367	$98,535	$93,142
Adjustment for current quarter investment activity[1]	2,548	1,821	978
Adjustment for current quarter disposition activity[2]	(80)	(286)	(135)
Adjustment to exclude non-recurring and other expenses	—	2,515	44
Adjustment to exclude net write-offs of accrued rental income	—	1,103	2,228
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(1,446)	1,282	322
Adjustment to exclude cost of debt extinguishment	0	—	166
Adjustment to exclude other income from real estate transactions	(33)	(392)	(63)
Adjusted EBITDAre	$107,356	$104,578	$96,682
Estimated revenues from developments[3]	3,237	2,867	631
Pro Forma Adjusted EBITDAre	$110,593	$107,445	$97,313
Annualized EBITDAre	425,467	394,140	372,568
Annualized Adjusted EBITDAre	429,425	418,312	386,728
Pro Forma Annualized Adjusted EBITDAre	442,371	429,780	389,252
1Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.
2Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.
3Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Debt
Unsecured revolving credit facility	$397,640	$266,036	$174,122
Unsecured term loans, net	994,820	994,219	893,505
Senior unsecured notes, net	1,191,143	1,190,738	846,252
Mortgages, net	56,197	56,689	76,260
Debt issuance costs	14,056	15,072	10,300
Gross Debt	2,653,856	2,522,754	2,000,439
Cash and cash equivalents	(20,310)	(30,540)	(9,605)
Restricted cash	(1,369)	(3,102)	(1,428)
Net Debt	$2,632,177	$2,489,112	$1,989,406
Estimated net proceeds from forward equity agreements[1]	(80,551)	(10,964)	(38,124)
Pro Forma Net Debt	$2,551,626	$2,478,148	$1,951,282

Leverage Ratios:
Net Debt to Annualized EBITDAre	6.2x	6.3x	5.3x
Net Debt to Annualized Adjusted EBITDAre	6.1x	6.0x	5.1x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.8x	5.8x	5.0x
1Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs and original issuance discount) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.
We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.